Exhibit 99.1

Cerus Corporation Announces Changes to Board of Directors

CONCORD, Calif.—(BUSINESS WIRE) – June 29, 2011— Cerus Corporation (NASDAQ: CERS) today announced that it has appointed Daniel Swisher to its Board of Directors. Mr. Swisher replaces William R. Rohn, who has announced his retirement from the Cerus Board after serving as director since 2002.

Mr. Swisher has served as chief executive officer and member of the Board of Sunesis Pharmaceuticals, Inc. since 2003, and as Sunesis’ president since 2005. He joined Sunesis in 2001, previously serving as chief business officer and chief financial officer. Prior to joining Sunesis, he served in various management roles, including senior vice president of sales and marketing for ALZA Corporation from 1992 to 2001. He holds a B.A. in History from Yale University and an M.B.A. from the Stanford Graduate School of Business.

“Dan’s extensive industry experience will make him a valuable member of Cerus’ Board as the company expands its markets for the INTERCEPT Blood System and works toward commercialization of the INTERCEPT red blood cell system,” said B.J. Cassin, chairman of the Cerus Board. “On behalf of the entire Board, I would also like to recognize Bill Rohn for his significant contributions to Cerus throughout his nine years as a director and wish him well in his future endeavors.”

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to the market potential for the INTERCEPT Blood System and commercialization of the INTERCEPT red blood cell system. These forward-looking statements are based upon the company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with market acceptance and commercialization of the INTERCEPT Blood System, as well as other risks detailed in the Cerus’ filings with, the Securities and Exchange Commission (SEC), including in Cerus’ quarterly report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Contact:

Lainie Corten

Director, Global Communications & Marketing

Cerus Corporation

(925) 288-6319